                                                                    EXHIBIT 4(F)



                      MONTGOMERY WARD & CO., INCORPORATED
                   STOCK OWNERSHIP PLAN TERMS AND CONDITIONS

                      as amended through December 27, 1994

           and as proposed to be amended and restated as of such date

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I

      Definitions and Introductory Matters...............................    1
 1.1  Adoption of Recitals...............................................    1
 1.2  Definitions........................................................    1
 1.3  Transferability of Certain Shares..................................    9
      Duration of Certain Portions of Article II and Certain Portions of
 1.4  Article III........................................................    9
 1.5  Duration of Certain Portions of Article V..........................    9
      Applicability of Terms and Conditions; Continuation of Terms and
 1.6  Conditions.........................................................    9
 1.7  Withholding........................................................   10
 1.8  Shortening or Lengthening of Option Periods........................   10
 1.9  Execution of Voting Trust Agreement................................   10

                                   ARTICLE II

      Voluntary Transfers of Shares......................................   11
 2.1  General Effect of Terms and Conditions.............................   11
 2.2  Certain Permitted Transfers of Shares..............................   11
 2.3  Certain Prohibited Transfers.......................................   12
 2.4  Notice of Transfer of Shares.......................................   12
 2.5  Form of Transfer Notice............................................   12
 2.6  Approval of Board of Directors.....................................   13
 2.7  Options............................................................   13
 2.8  Transfer if Options Not Exercised..................................   14
 2.9  Exercise of Options for Less than All of the Shares................   14
 2.10 Closing of Exercise of Options.....................................   14
 2.11 Effect of Shares in the Hands of Third-Party Transferee............   14
 2.12 Termination of GE Capital's Rights.................................   14

                                  ARTICLE III

      Purchases of Shares Upon Termination of Employment.................   14
 3.1  Termination of Employment of Participant...........................   14
 3.2  Death or Total Permanent Disability of a Participant...............   15
 3.3  Death of Participant Following Termination of Employment...........   16
 3.4  Notice of Death....................................................   16
 3.5  Purchase Price of Shares...........................................   16
 3.6  Manner of Payment..................................................   17
 3.7  Notes and Security.................................................   17
 3.8  Fair Market Value..................................................   18
 3.9  Closing............................................................   20
 3.10 Priorities.........................................................   21
 3.11 Failure to Deliver Shares..........................................   21
 3.12 Resale of Shares...................................................   22
 3.13 Modification of Options............................................   22
 3.14 Offset of Purchase Price...........................................   22

                                   ARTICLE IV

      Certain Limitations on Purchases of Shares..........................    22
      Restrictions on the Company's Right and/or Obligation to Purchase
 4.1  Shares..............................................................    22
 4.2  Definition of the Limitations.......................................    24
 4.3  Cash Payments Limitation............................................    24

                                   ARTICLE V

      Corporate Governance Matters........................................    24
 5.1  Voting of Shares Held by Participants...............................    24
 5.2  Election of Directors...............................................    25
 5.3  Recapitalization....................................................    25

                                   ARTICLE VI

      Confidential Information............................................    26
 6.1  No Disclosure of Confidential Information...........................    26
 6.2  Limitations on No Disclosure Covenant...............................    26
 6.3  Return of Documents.................................................    26
 6.4  Enforcement.........................................................    26

                                  ARTICLE VII

      General Matters.....................................................    27
 7.1  Legend on Certificates..............................................    27
 7.2  Termination and Amendment of Terms and Conditions...................    27
 7.3  Not an Employment Agreement; Termination of Status as a Participant.    28
 7.4  Notices.............................................................    28
 7.5  Miscellaneous.......................................................    28
 7.6  Descriptive Headings................................................    29
 7.7  Waivers.............................................................    29
 7.8  Binding Effect; Enforcement.........................................    29
 7.9  Applicable Law......................................................    29
 7.10 Severability........................................................    29
 7.11 Resolution of Certain Ambiguities and Conflicts.....................    29
 7.12 Authority to Give Consents, Approvals, etc..........................    29

            MONTGOMERY WARD & CO., INCORPORATED STOCK OWNERSHIP PLAN
                              TERMS AND CONDITIONS
                            AS AMENDED AND RESTATED

                                   RECITALS:

  A. Montgomery Ward Holding Corp., a Delaware corporation ("Company"), owns all of the outstanding stock of Montgomery Ward & Co., Incorporated, an Illinois corporation ("Ward").

  B. The Company currently has an authorized capitalization of 25,000,000 shares of Class A Common Stock, Series 1, par value $.01 per share; 5,412,000 shares of Class A Common Stock, Series 2, par value $.01 per share; 2,400,000 shares of Class A Common Stock, Series 3, par value $.01 per share; 25,000,000 shares of Class B Common Stock, par value $.01 per share; and 750 shares of Senior Preferred Stock, par value $1.00 per share.

  C. The Company has adopted, for the benefit of its employees and the employees of Ward and its subsidiaries, a stock ownership plan known as the Montgomery Ward & Co., Incorporated Stock Ownership Plan ("Plan").

  D. The Company's authorized common stock consists of Class A Common Stock, Series 1 ("Series 1 Shares"), Class A Common Stock, Series 2 ("Series 2 Shares"), and Class A Common Stock, Series 3 ("Series 3 Shares"), of the Company (the Series 1 Shares, Series 2 Shares and Series 3 Shares being hereinafter collectively referred to as "Class A Shares") and shares of Class B Common Stock of the Company ("Class B Shares").

  E. The parties desire to set forth certain restrictions with respect to their ownership of shares of the common stock of the Company, certain options and obligations to purchase such shares and certain matters relating to corporate governance of the Company, all as herein set forth.

  F. Except as otherwise provided herein, all of the Awards and grants of Purchase Rights or Options made under the Plan are subject to the following Terms and Conditions and each Participant shall be required to agree to execute a counterpart hereof prior to or concurrently with receipt of his or her Award, or exercise of a Purchase Right or Option.

                                  AGREEMENTS:

  NOW, THEREFORE, the undersigned Participant hereby agrees as follows:

                                   ARTICLE I

                      Definitions and Introductory Matters

  1.1 Adoption of Recitals. The undersigned hereby adopts the foregoing Recitals and agrees and affirms that the construction of these Terms and Conditions will be guided thereby.

  1.2 Definitions. For the purposes hereof:

    (a) "Acquisition Price" shall mean the price paid to the Company for a Share (as herein defined) purchased from the Company and $.01 per Share for Shares received as Awards (in each case as adjusted by the Company on an equitable basis for stock dividends, stock splits, reclassifications and like actions);

    (b) "Act" shall mean the Securities Act of 1933, as amended from time to time;

    (c) "Adjustment Period" shall have the meaning set forth in Section 3.8(a)(ii);

    (d) Intentionally omitted;

    (e) "Article III Closing" and "Article III Closing Date" shall have the meanings set forth in Section 3.9;

    (f) "Average Closing Price" shall have the meaning set forth in Section 3.8(b);

    (g) "Award" shall mean an award of Shares without cash consideration pursuant to the terms of the Plan;

    (h) Intentionally omitted;

    (i) "Board of Directors" shall mean the board of directors of the Company;

    (j) "Brennan" shall mean Bernard F. Brennan;

    (k) "Cash Payments Limitation" shall have the meaning set forth in
  Section 4.3;

    (l) "Cause" shall mean any of the following with respect to a Participant (as herein defined):

      (i) the commission of any crime, whether or not involving any member of the Ward Group (as herein defined), which constitutes a felony in the jurisdiction involved;

      (ii) the sale, use or possession on the premises of any member of the Ward Group of a controlled substance whose sale, use or possession is illegal in the manner used or possessed and in the jurisdiction involved;

      (iii) the repeated consumption of drugs or alcohol that interferes with a Participant's ability to discharge his or her assigned responsibilities;

      (iv) an intentional violation of the provisions of Section 6.1 of these Terms and Conditions;

      (v) the intentional and repeated failure on the part of a Participant to perform such duties as may be delegated to him or her and which are commensurate with his or her employment position; or

      (vi) the unlawful taking or misappropriation of any property belonging to any member of the Ward Group or in which any member of the Ward Group has an interest;

    (m) "Class A Amount" shall mean a number of Class A Shares equal to the Series 1 Amount (as herein defined) or, if less, the Outstanding Amount (as herein defined);

    (n) "Class A Shares" shall have the meaning set forth in Recital D;

    (o) "Commission" shall mean the Securities and Exchange Commission;

    (p) "Common Stock" shall, except as otherwise specifically provided herein, mean the shares of common stock of the Company, without distinction as to class or series, and shall include certificates of beneficial interest issued by the Voting Trustee (as herein defined), pursuant to a Voting Trust Agreement (as herein defined);

    (q) "Company" shall mean Montgomery Ward Holding Corp., a Delaware corporation;

    (r) "Competing Business" shall mean any person or entity engaged, in any area of the world, directly or indirectly, in any retail merchandising business conducted from multiple retail locations, of a type engaged in by any member of the Ward Group, or any business of the type engaged in by Signature Financial Marketing, Inc. ("Signature") or any of its subsidiaries (as long as Signature or such subsidiary is a member of the Ward Group), other than the insurance business, as of the time of the complained of act;

    (s) "Confidential Information" shall mean competitive data, trade secrets or confidential trade information in the possession of the Ward Group which is not generally known to others and the confidentiality of which the Ward Group has taken reasonable steps to protect, but does not include general business knowledge acquired by a Participant;

    (t) Intentionally omitted;

    (u) "Designated Management Optionees" shall mean those Management Shareholders (as herein defined) or any member or members of their Families (as herein defined) or Participants or any member or members of their respective Families, who are designated in writing by the Designator (as herein defined), with concurrent notice to the Company, as having the right to exercise a specifically designated option to purchase a specifically designated number of Shares pursuant to Article II or III. The options so designated may not, in the aggregate, exceed the number of Shares which, at the time of the designation, are subject to purchase pursuant to Article II or Article III, but in making such designation, the Designator may designate alternate Designated Management Optionees who shall have options to purchase Shares if the Persons designated as primary Designated Management Optionees do not exercise the designated options. The Designator may designate a member of the Committee (as herein defined), or a member of the Family of a member of the Committee, as a Designated Management Optionee only as provided in the Stockholders' Agreement. Each designation of a Designated Management Optionee shall be made in writing and delivered by the Designator to the Designated Management Optionee and the Company. By written notice delivered to a Designated Management Optionee, with concurrent notice to the Company, the Designator may change or revoke the designation of any Person as a Designated Management Optionee and/or the designation of the number of Shares to be purchased, at any time prior to exercise of the designated option for any reason or for no reason. In the event one or more Designated Management Optionees are granted an option to purchase Shares pursuant to Article III, and the Shares as to which such option is exercisable are not Vested Shares in the hands of the Participant (or his or her Permitted Transferees) whose Shares are subject to purchase or sale under Article III, the Designator may, as part of the designation of the identity of the Designated Management Optionee(s), designate that all or any portion of such Shares shall be Vested Shares in the hands of the Designated Management Optionee(s);

    (v) "Designator" shall mean the person or the committee of three Management Shareholders, as set forth below and as the case may be, which has, among other powers, the power to designate the Designated Management Optionees. Prior to the occurrence of an Event (as defined below) for all purposes other than designating (and in connection with the designation of) Designated Management Optionees, the Designator shall be Brennan. At all times for purposes of designating (and in connection with the designation of) Designated Management Optionees, and from and after the occurrence of an Event for all purposes (including, without limitation, designating (and in connection with the designation of) Designated Management Optionees), the Designator shall be such committee of three Management Shareholders (the "Committee").

    The Committee shall, except as provided below, be comprised of Brennan, Edwin G. Pohlmann ("Pohlmann") and Myron Lieberman ("Lieberman"). Prior to the occurrence of an Event, if any member of the Committee shall resign from the Committee or cease to be a Qualified Management Shareholder (as defined below), then such person shall cease to be a member of the Committee and the remaining members of the Committee shall as soon as practicable appoint a Qualified Management Shareholder as a member of the Committee and thereby fill the vacancy on the Committee so created. From and after the occurrence of an Event, the Committee shall be comprised of Pohlmann, Spencer H. Heine ("Heine") and Lieberman (each of Pohlmann, Heine and Lieberman being a "Continuing Member" and collectively being the "Continuing Members") so long as each is a Qualified Management Shareholder; provided, however, that at any time from and after the occurrence of an Event (i) if one, but only one, Continuing Member has resigned from the Committee or ceased to be a Qualified Management Shareholder, then the Committee shall be comprised of the two remaining Continuing Members who have not resigned from the Committee and are Qualified Management Shareholders and the Largest Management Shareholder (as defined below) (but the Second Largest Management Shareholder (as defined below) if the Largest Management Shareholder is one of such remaining Continuing Members, but the Third Largest Management Shareholder (as defined below) if both the Largest Management Shareholder and the Second Largest Management Shareholder are such remaining Continuing Members), (ii) if each of two, but only two, of the Continuing Members has either resigned from the Committee or ceased to be a Qualified Management Shareholder, then the Committee shall be comprised of the remaining Continuing Member who has not resigned from the Committee and is a Qualified Management Shareholder, the Largest Management Shareholder and the Second Largest Management Shareholder (but the Second Largest Management Shareholder and the Third Largest Management Shareholder if the Largest Management Shareholder is such Continuing Member, but the Largest Management Shareholder and the Third Largest Management Shareholder if the Second Largest Management Shareholder is such Continuing Member), and (iii) if each of the Continuing Members has either resigned from the Committee or ceased to be a Qualified Management Shareholder, the Second Largest Management Shareholder and the Third Largest Management Shareholder.

    In all cases, the Committee shall act by the vote of a majority of its members; provided, however, that neither a member of the Committee nor a member of his Family may be designated as a Designated Management Optionee except upon the affirmative vote of all other members of the Committee.

    A "Qualified Management Shareholder" is each of Brennan and Lieberman and any other person who is a Management Shareholder and employed by a member of the Ward Group. A person (including each of Brennan and Lieberman) shall cease to be a Qualified Management Shareholder if (i) he ceases to be a Management Shareholder, (ii) he dies, (iii) he is adjudicated incompetent,
  (iv) in the case of Lieberman, he ceases to be a director of the Company or
  (v) in the case of any Management Shareholder other than Brennan and Lieberman, no member of the Ward Group employs such Management Shareholder.

    An "Event" means that Brennan has resigned from the Committee or ceased to be a Qualified Management Shareholder.

    The "Largest Management Shareholder" shall be the Management Shareholder (other than Brennan and any Management Shareholder who is not willing or able to serve on the Committee) who, from time to time, is employed by a member of the Ward Group and is the owner of the largest number of shares of Common Stock as compared to each other Management Shareholder (other than Brennan and any Management Shareholder who is not willing or able to serve on the Committee) and who is willing and able to serve as a member of the Committee.

    The "Second Largest Management Shareholder" shall be the Management Shareholder (other than Brennan, the Largest Management Shareholder and any Management Shareholder who is not willing or able to serve on the Committee) who, from time to time, is employed by a member of the Ward Group and is the owner of the largest number of shares of Common Stock as compared to each other Management Shareholder (other than Brennan, the Largest Management Shareholder and any Management Shareholder who is not willing or able to serve on the Committee) and who is willing and able to serve on the Committee.

    The "Third Largest Management Shareholder" shall be the Management Shareholder (other than Brennan, the Largest Management Shareholder, the Second Largest Management Shareholder and any Management Shareholder who is not willing or able to serve on the Committee) who, from time to time, is employed by a member of the Ward Group and is the owner of the largest number of shares of Common Stock as compared to each other Management Shareholder (other than Brennan, the Largest Management Shareholder, the Second Largest Management Shareholder and any Management Shareholder who is not willing or able to serve on the Committee) and who is willing and able to serve on the Committee.

    For the purposes of the foregoing provisions of this paragraph (v), a Management Shareholder shall be deemed to own all shares of Common Stock owned by his Permitted Transferees (as defined in the Stockholders' Agreement). In the event that two or more persons own the same number of shares of Common Stock so that each, in the absence of the other (or others, as the case may be) would be the Largest Management Shareholder, the Second Largest Management Shareholder or the Third Largest Management Shareholder (as the case may be), then the remaining member (or members, as the case may be) of the Committee from time to time shall determine which of such person or persons shall be deemed to be the Largest Management Shareholder, the Second Largest Management Shareholder or the Third Largest Management Shareholder, as the case may be, and, in the event that there are no members of the Committee remaining to make such determination or the remaining members of the Committee are unable to make such determination in accordance with the Committee's majority voting requirements as set forth above, then such determination shall be made on the basis of seniority of service with the Ward Group.

    (w) "Escrow Agent" shall have the meaning set forth in Section 3.11;

    (x) "Fair Market Value per Share" shall have the meaning set forth in
  Section 3.8;

    (y) "Family" shall mean a spouse or descendant or ancestor of a Participant, or a Management Shareholder, as the case may be, or a spouse of a descendant or ancestor of a Participant or a Management Shareholder, as the case may be, or a trustee of a trust or custodian of a custodianship primarily for the benefit of one or more of the foregoing and/or a Participant or a Management Shareholder, as the case may be;

    (z) "First Period" shall have the meaning set forth in Section 2.3(c);

    (z)(A) "Fully Diluted Non-Series 3 Outstanding Amount" shall mean the Fully Diluted Outstanding Amount (as herein defined) less the sum of (x) the number of Series 3 Shares outstanding on the date of determination plus
  (y) the number of Series 3 Shares subject to purchase pursuant to Options (as herein defined) or Purchase Rights (as herein defined) outstanding on the date of determination (whether or not such Options or Purchase Rights are exercisable on the applicable date of determination);

    (z)(B) "Fully Diluted Outstanding Amount" shall mean the number of Class A Shares of all series which are outstanding on the date of determination plus the number of Class A Shares of all series subject to purchase pursuant to Options or Purchase Rights outstanding on the date of determination (whether or not such Options or Purchase Rights are exercisable on the applicable date of determination);

    (aa) "GE Capital" shall mean General Electric Capital Corporation, a New York corporation;

    (bb) "GE Capital Affiliate" shall mean any entity which, at the time of the applicable determination, GE Capital controls, which controls GE Capital, or which is under common control with GE Capital, but does not include the Ward Group or any member thereof. For the purposes of the preceding sentence, "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise. Without limiting the generality of the foregoing, as of the date hereof, Kidder, Peabody Group Inc. is a GE Capital Affiliate;

    (cc) "Limitations" shall have the meaning set forth in Section 4.2;

    (dd) "Management Shareholder" shall mean any Person who, in contemplation of that Person's acquisition of shares of Common Stock executed or executes a counterpart of, or joined in or joins in and agreed or agrees to be bound by, the Stockholders' Agreement as a Type 1 Management Shareholder or a Type 2 Management Shareholder, as therein defined;

    (ee) Intentionally omitted;

    (ee)(A) "Non-Series 3 Outstanding Amount" shall mean the Outstanding Amount less the number of Series 3 Shares outstanding on the date of determination;

    (ff) "Option" shall mean an option to acquire Shares granted pursuant to the Plan;

    (gg) "Originally Scheduled Article III Closing Date" shall have the meaning set forth in Section 4.1(b);

    (gg)(A) "Outstanding Amount" shall mean the number of Class A Shares of all series which are outstanding on the date of determination;

    (hh) "Participant" shall mean any person who has been either granted an Award, provided a Purchase Right and/or granted an Option by the Company pursuant to the Plan;

    (ii) "Period" shall have the meaning set forth in Section 2.3(c);

    (jj) "Permanent Disability" shall mean the total permanent disability of a Participant who is an employee of the Ward Group, as determined in accordance with the published policies (in effect on the applicable date) of the Ward Group with respect to the determination of total permanent disability;

    (jj)(A) "Permanently Disabled" shall mean, with respect to any individual, that such person has suffered a Permanent Disability;

    (kk) "Permitted Transferee" shall mean:

      (i) a Person, other than a Participant, to whom Shares are Transferred pursuant to and in compliance with the provisions of
    Section 2.2(b); and

      (ii) a member of the Family of a Participant who has acquired Shares by virtue of having been designated a Designated Management Optionee by the Designator.

    Each reference herein to a Permitted Transferee of a particular Participant shall mean (x) a Permitted Transferee owning Shares which that Participant was the last Participant to own, and (y) a member of the Family of that Participant who has acquired Shares in a manner set forth in subparagraph (ii) above;

    (ll) "Person" shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, association, corporation, trust, institution, public benefit corporation, entity or government;

    (mm) "Plan" shall mean the Montgomery Ward & Co., Incorporated Stock Ownership Plan, as amended and in effect from time to time;

    (nn) "Post-Termination Death" shall have the meaning set forth in Section
  3.3;

    (oo) "Preferred Stock" shall mean all shares of Senior Preferred Stock, par value $1.00 per share, of the Company;

    (pp) "Public Offering Termination Date" shall mean the date, if any, on which, as a result of the public sale or issuance of shares of Common Stock pursuant to one or more registration statements under the Act (other than pursuant to the Plan or pursuant to a registration statement to register shares of Common Stock primarily or exclusively for Transfer (as hereinafter defined) upon exercise of options pursuant to Article III of the Stockholders' Agreement or the Terms and Conditions or in connection therewith) and/or the public sale of shares of Common Stock under Rule 144 (as herein defined), 25% or more of the outstanding shares of voting common stock of the Company consist of shares of voting common stock of the Company which have been so issued or sold;

    (qq) "Purchase Price" shall have the meaning set forth in Section 3.5;

    (rr) "Purchase Right" shall mean an option to acquire Shares granted pursuant to the terms of the Plan, identified as such and generally to be exercised during a shorter period of time than other Options granted pursuant to the terms of the Plan;

    (ss) "Rule 144" shall mean Rule 144, as amended, promulgated by the Commission under the Act;

    (tt) "Second Period" shall have the meaning set forth in Section 2.3(c);

    (tt)(A) "Series 1 Amount" shall mean the number twenty-five million (25,000,000);

    (uu) "Shareholder" shall mean each owner of Shares;

    (vv) "Shares" shall mean all shares of Class A Common Stock of the Company, and shall include certificates of beneficial interest issued by the Voting Trustee (as herein defined) pursuant to a Voting Trust Agreement (as herein defined); provided, however, that (and without implication that a contrary result was intended, but by way of clarification):

      (i) for the purpose of determining the number of Shares eligible to vote or receive distributions, there shall be no duplication as between Shares held by the Voting Trustee, on the one hand, and certificates of beneficial interest issued by the Voting Trustee, on the other hand;

      (ii) where the right to vote Shares or execute consents is granted or required pursuant to the provisions of these Terms and Conditions, except as otherwise expressly provided in Section 7.12, the term "Shares" shall not include certificates of beneficial interest issued by the Voting Trustee under a Voting Trust Agreement; and

      (iii) these Terms and Conditions shall be interpreted in accordance with the foregoing proviso to the extent the context so requires; provided, further, that for the purposes of Section 1.2(ddd), the final sentence of Section 1.6, Article II, and Sections 3.1, 3.2, 3.3, 7.1,
    7.2 and 7.3 of these Terms and Conditions, a share of common stock of the Company shall cease to be a Share at such time as such Share:

        a. has been effectively registered and disposed of in accordance with a registration statement under the Act covering it (other than a registration statement in connection with the Plan or Article III of the Stockholders' Agreement or the Terms and Conditions); or

        b. has been sold publicly pursuant to Rule 144 after the Public Offering Termination Date;

    and the legend referred to in Section 7.1 has been removed from the certificate representing such Share, even if such share of common stock is subsequently acquired by a Shareholder; and provided, further, that a share of common stock shall cease to be a Share for the purposes of
    Article II at such time as such Share has been sold in a foreclosure sale by a Person to whom said Share has been pledged pursuant to
    Section 3.7, or retained by such Person in lieu of foreclosure of such pledge;

    (vv)(A) "Stockholders' Agreement" shall mean the Stockholders' Agreement dated June 17, 1988 between the Company and certain of its stockholders, as amended and restated and in effect from time to time;

    (vv)(B) "Terms and Conditions" shall mean these Terms and Conditions and those certain Montgomery Ward & Co., Incorporated Stock Ownership Plan Terms and Conditions agreed to by other participants in the Plan, as such Terms and Conditions are amended from time to time.

    (ww) "Third Party Offer" shall mean a bona fide written offer to purchase Shares;

    (xx) "Trading Period" shall have the meaning set forth in Section 3.8(b);

    (yy) "Transfer" shall mean any transfer, sale, assignment, pledge, encumbrance or other disposition of Shares, or, in the case of the Company, any issuance or sale of Shares, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death;

    (zz) "Transferee" shall mean a Person who has made a Third Party Offer or a Person named in a Transfer Notice (as herein defined) to whom a Transferor (as herein defined) desires to Transfer Shares without consideration;

    (aaa) "Transferor" shall mean a Person who shall propose to Transfer Shares pursuant to Article II;

    (bbb) "Transfer Notice" shall mean a written notice of a proposed
  Transfer;

    (ccc) Intentionally omitted;

    (ccc)(A) "Vesting Date" shall have the meaning set forth in Section
  1.2(ddd);

    (ddd) "Vested Shares" shall mean that number of Shares owned by a Participant and his or her Permitted Transferees, as a group, equal to the amount determined, on the date of determination ("Vesting Date") by (i) adding the aggregate number of Shares theretofore acquired by them as a group (other than from each other) which, at the time of acquisition by any member of the group were Vested Shares in the hands of the person who transferred such Shares, plus (ii) the number of Shares determined by multiplying the total number of Shares theretofore acquired by them as a group (other than from each other) not described in (i) above, including the number of Shares received by them as Awards or purchased pursuant to exercise of Purchase Rights, but excluding the number of Shares acquired pursuant to exercise of Options, by the "Percentage of Vesting" (as herein defined) applicable to each of such Shares in effect on the Vesting Date, plus (iii) the lesser of (x) the number of Shares determined by multiplying the total number of Shares purchased or subject to purchase by them under outstanding or previously exercised Options (whether or not exercisable) by the "Percentage of Vesting" applicable to each Share so purchased or subject to purchase pursuant to an Option on the Vesting Date, and (y) the number of Shares theretofore acquired by them pursuant to exercise of Options, and (iv) subtracting from such sum the aggregate number of Vested Shares theretofore disposed of by them, as a group (other than to or among each other).

    For purposes hereof, the "Percentage of Vesting" shall be the following percentage: in the event of a Participant's death or Permanent Disability while employed with the Ward Group, 100%; in the event a Participant's employment with the Ward Group has been terminated for Cause, 0%; and generally in all other cases, if the Vesting Date is before the first anniversary of the Vesting Period Commencement Date (as herein defined), 0%; on or after the first anniversary and before the second anniversary of the Vesting Period Commencement Date, 20%; on or after the second anniversary and before the third anniversary of the Vesting Period Commencement Date, 40%; on or after the third anniversary and before the fourth anniversary of the Vesting Period Commencement Date, 60%; on or after the fourth anniversary and before the fifth anniversary of the Vesting Period Commencement Date, 80%; and on or after the fifth anniversary of the Vesting Period Commencement Date, 100%. Notwithstanding the foregoing, (i) unless otherwise determined in writing by the Designator, Shares purchased upon exercise of an Option become Vested Shares upon such purchase and (ii) Shares acquired pursuant to an Award or Purchase Right shall become Vested Shares in accordance with any alternative vesting schedule provided by the Designator in writing to the Company and to the Participant (in each of which events the formula determining the number of Vested Shares as set forth above in the first paragraph of this subsection (ddd) shall be appropriately adjusted to take account of the vesting of such Shares upon purchase pursuant to exercise of Options or pursuant to such alternative vesting schedule, as the case may
  be).

    The number of Vested Shares and Shares which are not Vested Shares owned in the aggregate by a Participant and his or her Permitted Transferees shall be allocated among them proportionately to the numbers of Shares owned by each of them.

    In the following instances the Vesting Date shall be the following date:

      (i) in the case of a Transfer of Shares pursuant to Article II (other than Section 2.2(a) or 2.2(e) thereof), the date on which a Transfer Notice is served;

      (ii) in the case of a Transfer of Shares pursuant to Section 2.2(a), the date of approval of the proposed Transfer by the Board of Directors;

      (iii) in the case of a sale of Shares permitted by Section 2.2(e), the date the Participant or his or her Permitted Transferee Transferred Shares in reliance on said Section 2.2(e);

      (iv) in the case of a purchase of Shares pursuant to Article III, the date of termination of the Participant's employment with the Ward Group for any reason whatsoever;

    Notwithstanding the foregoing provisions of this paragraph (ddd):

      (v) in the case of a purchase of Shares pursuant to Article III from a Participant whose Percentage of Vesting, in accordance with the foregoing, is less than 100%, the Board of Directors, in its discretion, may increase the Percentage of Vesting as determined in accordance with the foregoing, but not in excess of 100%;

      (vi) in the case of termination of employment of a Participant with the Ward Group (other than for Cause), where not all Shares owned by that Participant and his or her Permitted Transferees were purchased in accordance with Section 3.1, on the Article III Closing Date those Shares not so purchased which were not Vested Shares as of the date of termination of employment shall become Vested Shares for all purposes of these Terms and Conditions other than Section 3.3, and for the purposes of Section 3.3 said Shares shall not thereafter become Vested Shares;

      (vii) in connection with any issuance or sale of Shares by the Company, the Company may designate all or any portion of such Shares as Vested Shares;

      (viii) at any time and from time to time, after June 23, 1988, upon written notice delivered to the Company, the Designator may increase the Percentage of Vesting otherwise applicable to a Participant and his or her Permitted Transferees, but not in excess of 100%; and

      (ix) on the Public Offering Termination Date, except for the purposes of Section 3.3, all Shares which are not then Vested Shares shall become Vested Shares;

    (eee) "Vesting Period Commencement Date" shall mean (i) in the case of an Award, the date of the grant of the Award; (ii) in the case of a Purchase Right, the date of exercise of the Purchase Right; and (iii) in the case of an Option, the date of grant of the Option;

    (fff) "Voting Trust Agreement" shall mean each of that certain Voting Trust Agreement, dated as of June 21, 1988, among Brennan and the other individuals who are parties thereto (the "1988 Voting Trust Agreement"),
  that certain Voting Trust Agreement dated as of October    , 1994 among
  Brennan, the Company and the individuals who are parties thereto (the "1994 Voting Trust Agreement"), as well as all agreements adopted hereafter which have substantially similar provisions (without giving effect to time periods) as the 1988 Voting Trust Agreement and as the 1994 Voting Trust Agreement and to which any shares of common stock of the Company are subject.

    (ggg) "Voting Trust Certificates" shall mean certificates of beneficial interest issued by the Voting Trustee in exchange for Shares deposited in a Voting Trust;

    (hhh) "Voting Trustee" shall mean the Person serving as voting trustee under the applicable Voting Trust Agreement;

    (iii) "Ward" shall mean Montgomery Ward & Co., Incorporated, an Illinois corporation;

    (jjj) "Ward Group" shall mean the Company and its direct and indirect subsidiaries.

  1.3 Transferability of Certain Shares. Shares issued by the Company pursuant to a stock dividend, stock split, reclassification, or like action, or pursuant to the exercise of a right granted by the Company to all its stockholders to purchase shares of Common Stock on a proportionate basis, shall be Transferred only, and for all purposes be treated, in the same manner as, and be subject to the same options with respect to, the Shares which were split or reclassified or with respect to which a stock dividend was paid or rights to purchase shares on a proportionate basis were granted. Notwithstanding the definition of "Shares" hereunder and without implication that such definition would require a contrary result, in the event of a merger of the Company where these Terms and Conditions do not terminate pursuant to Section 7.2(c), shares of stock and/or securities convertible into shares of stock issued in exchange for Shares shall thereafter be deemed to be Shares which are subject to the terms of these Terms and Conditions.

  1.4 Duration of Certain Portions of Article II and Certain Portions of
Article III. From and after the Public Offering Termination Date:

    (a) the provisions of Article II shall cease to be in effect as to any Participant; and

    (b) the provisions of Section 3.2(a) shall terminate, and all references in Sections 3.2(b) and (c) to the 90-day period referred to in Section 3.2(a) shall be eliminated from said Sections.

  1.5 Duration of Certain Portions of Article V. Anything herein to the contrary notwithstanding, the provisions of Article V hereof, to the extent they constitute an agreement with respect to the manner in which Shares shall be voted, shall be in effect only until June 17, 1998, unless sooner terminated pursuant to other provisions contained herein.

  1.6 Applicability of Terms and Conditions; Continuation of Terms and Conditions. These Terms and Conditions shall not apply to Shares which are subject to the Stockholders' Agreement in accordance with the terms thereof and the Stockholders' Agreement shall govern such Shares. Except as contemplated herein,

Shares shall not be Transferred by any Participant or any of his or her Permitted Transferees to any Person who is not a signatory to, or bound by the provisions of, the Stockholders' Agreement unless that Person shall have executed and delivered such documents as are deemed reasonably necessary by the Company, in consultation with its counsel, to evidence such Person's acceptance of, and agreement to be bound by, the Stockholders' Agreement.

  1.7 Withholding. Each Participant shall pay, or make arrangements to pay, all federal, state and local income taxes which may be assessed upon such Participant in connection with his or her ownership of Shares, including, without limitation, taxes which may be imposed in connection with the lapse or release of any restrictions set forth herein with respect to the Shares. In any case in which any member of the Ward Group is legally required to withhold such taxes, such payment shall be made on or before the date such withholding is required. In the event any such payment is not made when due and any member of the Ward Group is legally required to withhold such taxes, then, to the extent permitted by law, the Company shall have the right to do any of the following in its sole discretion: (i) direct the applicable Voting Trustee to sell such number of Shares subject to a Voting Trust Agreement which are beneficially owned by the Participant as may be necessary in order that the net proceeds of sale will equal the member of the Ward Group's withholding obligation (with such Shares remaining subject to such Voting Trust Agreement), and pay such net proceeds to such member of the Ward Group; (ii) deduct the amount required to be withheld from funds otherwise due the Participant by the Ward Group (including, without limitation, salaries and proceeds of the sale of Shares sold to the Company pursuant to the provisions of these Terms and Conditions), and pay the amount so deducted to such member of the Ward Group; or (iii) pursue any other legal or equitable right or remedy.

  1.8 Shortening or Lengthening of Option Periods. Whenever in Article II or
Article III the Company, a Designated Management Optionee or a Shareholder is given an option to purchase or sell Shares which is exercisable during a given period of time, if the Company, that Designated Management Optionee (or the Designator, if no persons are to be designated as Designated Management Optionees) or that Shareholder (as the case may be) chooses not to exercise that option, the Company, that Designated Management Optionee (or the Designator, if no persons are to be designated as Designated Management Optionees) or that Shareholder (as the case may be) may deliver written notice of that fact to the Company (in the case where a Designated Management Optionee (or the Designator, if no persons are to be designated as Designated Management Optionees) or a Shareholder is relinquishing an option) and the Designator (except in the case no persons are to be designated as Designated Management Optionees). In such event, the applicable option period shall be deemed to have ended with respect to the Company, such Designated Management Optionee (or Designated Management Optionees, as the case may be) or such Shareholder (as the case may be) on the date on which such notice is delivered. Any period during which an option to purchase is exercisable may be extended by agreement of the party subject thereto. In such event, options to purchase which are subsequent to the option with respect to which the period is extended shall become exercisable on the date upon which the immediately preceding option expires.

  1.9 Execution of Voting Trust Agreement. At any time in which a Voting Trust Agreement is in effect, as a condition to any Award, grant of a Purchase Right, or exercise of an Option, the Participant who is (or in connection therewith becomes) subject to these Terms and Conditions shall be required to execute a counterpart of a Voting Trust Agreement designated by the Designator, transfer the Shares to be acquired to the applicable Voting Trustee in exchange for certificates of beneficial interest representing a like number of Shares, and take such other steps as may be necessary in order that the applicable Voting Trustee shall have the sole voting power with respect to the Shares acquired by such Participant.

                                   ARTICLE II

                         Voluntary Transfers of Shares

  2.1 General Effect of Terms and Conditions. Unless a Transfer of Shares by a Participant or his or her Permitted Transferees or by a Transferee is made in accordance with the provisions hereof, it shall not be valid or have any force or effect.

  2.2 Certain Permitted Transfers of Shares. Anything contained herein to the contrary notwithstanding, Shares may be Transferred:

    (a) with the prior approval of the Board of Directors, by the affirmative vote of not less than 2/3 of its members, either subject to these Terms and Conditions or otherwise as the Board of Directors shall determine;

    (b) (i) by Participant to any member of his or her Family;

      (ii) by a member of the Family of a Participant to any other member of the Family of that Participant or to that Participant;

      (iii) to the personal representative of a Participant or Permitted Transferee who is deceased or adjudicated incompetent;

      (iv) subject to the provisions of Section 3.2 or 3.3 (as the case may be), by the personal representative of a Participant or Permitted Transferee who is deceased or adjudicated incompetent to any member of said Participant's Family; and

      (v) upon termination of a trust or custodianship which is a Permitted Transferee, by the trustee of such trust or custodian of such custodianship to the person or persons who, in accordance with the provisions of said trust or custodianship, are entitled to receive the Shares held in trust or custody;

    (c) pursuant to Article III;

    (d) by a Participant or by any of his or her Permitted Transferees to Brennan;

    (e) provided that such Shares are not subject to a Voting Trust Agreement, and provided that Section 2.3 (except paragraph (d) thereof) has been complied with as if the Transfer was being made pursuant to Sections
  2.4 through 2.10, both inclusive, (i) pursuant to Rule 144 or (ii) with respect to Shares which are not "restricted securities" within the meaning of Rule 144, pursuant to Rule 144 or any other applicable exemption under the Act;

    (f) by a Participant to a Pledgee, as collateral security for a loan to the Participant pursuant to the line of credit program which has been established with certain banks under which loans are available to certain associates of the Company, which loans are to be secured by an amount of such associate's Shares and which loans the Company has agreed to repurchase in the event any individual should default on his or her repayment obligations with respect thereto (the "Line of Credit Program") and by the Pledgee to the Company or any other member of the Ward Group pursuant to such Line of Credit Program; provided, however, that in connection with the exercise of any rights under such pledge (other than a transfer to the Company or any other member of the Ward Group), including, without limitation, any foreclosure thereof, the Pledgee (other than the Company as assignee of or successor to the rights of a Pledgee) shall be obligated to comply with Sections 2.4 through 2.10, both inclusive (it being understood that following the pledge of Shares to a Pledgee, the character of such Shares as Vested Shares or otherwise shall be determined as if such pledge had not occurred, and for the purposes of Section 1.2(ddd), a Transfer of such Shares by the Pledgee (other than to the pledgor or the Company or any other member of the Ward Group pursuant to such Line of Credit Program) shall be deemed to be a Transfer of such Shares by the pledgor); provided further that, except as otherwise provided in this subparagraph (f), the Shares subject to such pledge shall remain in all respects subject to the terms and provisions of these Terms and Conditions, including, without limitation, the put and call rights set forth in Article III of these Terms and Conditions and the rights of refusal set forth in Article II of these Terms and Conditions. The Company may resell to any person any Shares which the Company has acquired as an assignee of, or a successor to the rights of, a Pledgee or otherwise pursuant to the Line of Credit Program, on such terms as the Board of Directors shall determine, and such sale shall not be subject to any of the restrictions or rights of first refusal set forth in Article II of this Agreement; and

    (g) by a Management Shareholder or a Permitted Transferee to the Company as collateral security for a loan to the Management Shareholder or his or her Permitted Transferee solely to finance the acquisition of Shares under the terms of the Montgomery Ward Holding Corp. Loan Program or any such successor program or any program with substantially the same terms (the "MWHC Loan Program"). The Company may resell to any person any Shares which the Company has acquired as a pledgee or otherwise pursuant to the MWHC Loan Program, on such terms as the Board of Directors shall determine, and such sale shall not be subject to any of the restrictions or rights of first refusal set forth in Article II of this Agreement.

Regardless of the party to whom a Transfer of Shares is made pursuant to this
Section 2.2, the Shares so Transferred shall thereafter continue to be subject to the terms, provisions and conditions of these Terms and Conditions; provided, however, that (x) if the Board of Directors has so determined, Shares Transferred pursuant to paragraph (a) hereof, and (y) Shares Transferred pursuant to paragraph (e) hereof, shall not be subject to the terms, provisions and conditions of these Terms and Conditions.

  2.3 Certain Prohibited Transfers. Without the prior written approval of the Board of Directors the following Transfers of Shares are prohibited:

    (a) no Participant or Permitted Transferee may Transfer Shares prior to the first to occur of (i) the third anniversary of the applicable Vesting Period Commencement Date and (ii) the Public Offering Termination Date;

    (b) no Participant or Permitted Transferee may Transfer Shares which are not Vested Shares or which are pledged to a Pledgee pursuant to the Line of Credit Program or to the Company pursuant to the MWHC Loan Program;

    (c) during the 12-month period (the "First Period") beginning on the first to occur of the third anniversary of the applicable Vesting Period Commencement Date and the Public Offering Termination Date, and during the 12-month period immediately following the First Period (the "Second Period," the First Period and the Second Period being referred to generally as a "Period"), neither a Participant nor any Permitted Transferee may Transfer Shares to the extent such Transfer would result in the Transfer of more than 33 1/3% for the First Period and 50% for the Second Period of the Vested Shares collectively owned by the Participant and all of his or her Permitted Transferees at the beginning of the applicable Period; and

    (d) no Transferor may Transfer Shares unless he or she has received a Third Party Offer.

  2.4 Notice of Transfer of Shares. Even though the requirements of Section 2.3 shall have been met, no Shares shall be Transferred by a Transferor, except as may be required or permitted pursuant to the provisions of Section 2.2, Article III or Article IV, unless the Transferor first serves a Transfer Notice upon the Company, the Designator and GE Capital and complies with the remaining provisions of this Article II.

  2.5 Form of Transfer Notice. Each Transfer Notice shall specify:

    (a) the number of Shares which the Transferor proposes to Transfer and the consideration per Share to be received for said Transfer;

    (b) the name, and business and residence addresses of the Transferee(s);

    (c) all of the terms and conditions, including the terms and conditions of payment, upon which the Transferor proposes to Transfer said Shares; and

    (d) the address of the Transferor to which notices of the exercise of the options herein provided shall be sent.

The Transferor shall attach to the Transfer Notice a true and correct copy of the Third Party Offer, and the information to be contained in the Transfer Notice required by paragraphs (a) and (c) above shall be the corresponding information as set forth in the Third Party Offer.

  2.6 Approval of Board of Directors. The options set forth in Section 2.7 shall be exercisable, and a Transfer of Shares to a Transferee can be made, only if the Board of Directors, within the 10-day period next following the date of service of the Transfer Notice, shall approve the Transferee as a prospective holder of Shares. Subject to the following sentence, the Board of Directors shall not unreasonably withhold its approval of any Transferee, and shall not withhold its approval if the Transferee is then a Management Shareholder, GE Capital or a GE Capital Affiliate. However, the Board of Directors may, in its sole discretion, withhold its approval of any Transferee which is then engaged in a Competing Business. The Board of Directors shall be conclusively deemed to have approved the Transferee unless, prior to the expiration of the 10-day period, it shall notify the Transferor in writing of its disapproval.

  2.7 Options. Upon the service of a Transfer Notice, and provided that the Transferee has been approved by the Board of Directors as set forth in Section 2.6, options to purchase the Shares described therein shall be created, and may be exercised, as follows:

    (a) the service of a Transfer Notice by a Transferor shall create:

      (i) options in each of the Designated Management Optionees (exercisable by service of written notice upon the Transferor, the Designator, GE Capital and the Company within the 45-day period next following the date of service of the Transfer Notice) to purchase all or any portion of the Shares described in the Transfer Notice, at the price and on the terms contained in the Transfer Notice;

      (ii) an option in the Company (exercisable by service of written notice upon the Transferor, the Designator and GE Capital within the 15-day period next following the date of expiration of the 45-day period described in subparagraph (i) of this paragraph (a)) to purchase all or any portion of the Shares described in the Transfer Notice which the Designated Management Optionees did not elect to purchase, at the price and on the terms contained in the Transfer Notice; and

      (iii) an option in GE Capital (exercisable by service of written notice upon the Transferor, the Designator and the Company within the 15-day period next following the date of expiration of the 15-day period described in subparagraph (ii) of this paragraph (a)) to purchase all or any portion of the Shares described in the Transfer Notice which the Designated Management Optionees and the Company did not elect to purchase, at the price and on the terms contained in the Transfer Notice.

  If the consideration desired to be received for a Transfer of Shares, as set forth in the Transfer Notice, is other than cash to be paid at the consummation of the Transfer or thereafter (that is, if the consideration would constitute so-called "in kind" property), then any optionee exercising its option under these Terms and Conditions to purchase Shares may satisfy its payment obligations with respect to such purchase by making cash payment(s) (in lieu of "in kind" transfer(s) of property) equal to the fair market value of the property which would have been transferred in kind. The determination of such fair market value shall be made, as of the time the Transfer Notice with respect to the Transfer was served, by (x) not less than 2/3 of the members of the Board of Directors in the good-faith exercise of their reasonable discretion, or (y) a nationally recognized investment banking firm retained by the Board of Directors. If the Transferor is a member of the Board of Directors, he shall not vote on the issue of whether the Company shall exercise its option to purchase the Transferor's Shares.

    (b) the service of a Transfer Notice by a Permitted Transferee shall create an option in his, her or its (as the case may be) Participant (exercisable by service of written notice upon the Transferor, the Designator, the Company and GE Capital within the 30-day period next following the date of service of the Transfer Notice) to purchase all or any portion of the Shares described therein, at the price and on the terms therein contained. If said Participant does not exercise the foregoing option with respect to all Shares described in the Transfer Notice, the optionees described in paragraph (a) above shall have the options to purchase the Shares with respect to which said Participant has not exercised his or her foregoing option that would have been created if said Participant had been the person desiring to Transfer the Shares and if the Transfer Notice had been served on the last day of the 30-day period during which said Participant could have exercised his or her option pursuant to this paragraph (b).

  2.8 Transfer if Options Not Exercised. If none of the options provided in
Section 2.7 are exercised, or if such options are exercised only in part, or if such options are treated, pursuant to Section 2.9, as if not exercised, then, during a period of 60 days beginning on the day following the date of expiration of the last applicable option period, the Transferor may Transfer all, but not less than all, Shares sought to be Transferred as to which such options were not exercised (or treated, pursuant to Section 2.9, as if not exercised), to the Transferee(s), at the price specified in the Transfer Notice and on terms and conditions not less favorable to the Transferor than those specified in the Transfer Notice. In the event said Shares are not so Transferred, they shall remain subject in all respects to the terms hereof and may not thereafter be Transferred except in compliance with all terms, conditions and provisions hereof.

  2.9 Exercise of Options for Less than All of the Shares. If options exercised pursuant to Section 2.7 call for the purchase of less than all of the Shares sought to be Transferred, then, at the election of the Transferor (exercised by the service of written notice of such election upon the Company and each Person exercising an option to purchase Shares within 10 days next following the expiration of the last period in which such options may be exercised), the exercise of all or any such options shall be deemed null and void and treated, for purposes hereof, as if said options had not been exercised.

  2.10 Closing of Exercise of Options. To the extent Shares are to be purchased by Designated Management Optionees, the Company or GE Capital by reason of their exercises of options under Section 2.7, the closing of all such purchases shall take place, at the principal offices of the Company, on the 30th day next following the date on which the last applicable option period expired.

  2.11 Effect of Shares in the Hands of Third-Party Transferee. Shares which are Transferred, pursuant to Section 2.8, to a Transferee who is not a Participant, a Permitted Transferee or a party to the Stockholders' Agreement, shall thereafter continue to be subject to all restrictions on Transfer and all other agreements, provisions, terms and conditions which are contained herein, and, without limiting the generality of the foregoing, the Transferee must comply with:

    (a) the provisions of Sections 2.4 through 2.10, both inclusive, if the Transferee shall desire to Transfer any such Shares, as if the Transferee was a Participant; and

    (b) the voting agreement provisions of Article V, as if the Transferee was a Participant.

  2.12 Termination of GE Capital's Rights. From and after the date that GE Capital and the GE Capital Affiliates cease to own, in the aggregate, at least 20% of the shares of Common Stock which GE Capital and the GE Capital Affiliates purchased in June, 1988, all rights of GE Capital under Sections 2.7(a) (iii) and (b) of this Article II shall terminate.

                                  ARTICLE III

               Purchases of Shares Upon Termination of Employment

  3.1 Termination of Employment of Participant. Upon the termination of a Participant's employment with the Ward Group for any reason other than death or Permanent Disability (including, without limitation, resignation or discharge for or without Cause), the Company shall forthwith notify the Designator of such termination, and:

    (a) each of the Designated Management Optionees shall have an option (exercisable by service of written notice upon such Participant, each of his or her Permitted Transferees, and the Designator, within the 45-day period next following the date on which the Company has notified the Designator that such Participant's employment has terminated), to purchase all or any portion of the Shares owned by such Participant and each of his or her Permitted Transferees at the time of such termination of employment; and

    (b) the Company shall have an option (exercisable by service of written notice upon such Participant, each of his or her Permitted Transferees, and the Designator, within the 30-day period next following the last day of the 45-day period referred to in paragraph (a)), to purchase all or any portion of such Shares as to which the Designated Management Optionees did not exercise their options to purchase pursuant to paragraph (a); and

    (c) each of the Designated Management Optionees (it being expressly understood and agreed that, without limiting the generality of anything else contained herein, the Designated Management Optionees referred to in this paragraph (c) may be different from the Designated Management Optionees referred to in paragraph (a) next above) shall have an additional option (exercisable by service of written notice upon such Participant, each of his or her Permitted Transferees, and the Designator, within the 105-day period next following the date on which the Company has notified the Designator that such participant's employment has terminated), to purchase all or any portion of the Shares owned by such Participant and each of his or her Permitted Transferees which were purchased upon exercise of an Option or Purchase Right after termination of the Participant's employment; and

    (d) the Company shall have an option (exercisable by service of written notice upon such Participant, each of his or her Permitted Transferees and the Designator, with the 30-day period next following the last day of the 105-day period referred to in paragraph (c)), to purchase all or any portion of the Shares subject to options created by such paragraph (c) as to which the Designated Management Optionees did not exercise their options to purchase pursuant to paragraph (c);

all in the manner, for the price and on the terms and conditions contained in Sections 3.5 through 3.14, both inclusive, of this Article III.

  3.2 Death or Total Permanent Disability of a Participant. Upon the death of a Participant while such Participant is an employee of the Ward Group; or in the event the employment of a Participant with the Ward Group shall be terminated by reason of Permanent Disability:

    (a) the personal representative of the deceased or Permanently Disabled Participant or the Permanently Disabled Participant (as the case may be), and each Permitted Transferee of the deceased or Permanently Disabled Participant, shall each have the option (exercisable by written notice delivered to the Company and the Designator not later than 90 days after the date of death or the date of termination of the Participant's employment with the Ward Group by reason of Permanent Disability, as the case may be, of the Participant), to sell all or any portion of the Shares then owned by such respective Shareholders in accordance with paragraph
  (b);

    (b) if the options described in paragraph (a) are exercised, the Designated Management Optionees shall each have the option (exercisable by written notice delivered to the Company and each Shareholder having an option to sell Shares pursuant to paragraph (a), within the 30-day period next following the expiration of the 90-day period described in paragraph
  (a)) to purchase all or any portion of the Shares as to which the options to sell described in paragraph (a) were exercised, and the Company shall purchase the Shares as to which the options described in paragraph (a) to sell were exercised which the Designated Management Optionees have not exercised their options to purchase pursuant to this paragraph (b);

    (c) if and to the extent the options described in paragraph (a) are not exercised, the Designated Management Optionees shall have the option (exercisable by written notice delivered to each Shareholder having an option to sell Shares to the Company pursuant to paragraph (a) and the Company within the

  30-day period next following the 90-day period referred to in paragraph
  (a)), to purchase from such Shareholders all or any portion of the Shares then owned by such Shareholders as to which they did not exercise their respective options to sell as set forth in paragraph (a); and

    (d) the Company shall have the option (exercisable by written notice to each Shareholder having an option to sell Shares to the Company pursuant to paragraph (a) within the 30-day period next following the expiration of the 30-day period referred to in paragraph (c)), to purchase from such Shareholders all or any portion of the Shares then owned by such Shareholders as to which they did not exercise their respective options to sell as set forth in paragraph (a) and as to which the Designated Management Optionees did not exercise their respective options to purchase as set forth in paragraph (c);

all in the manner, for the price, and on the terms and subject to the conditions contained in Sections 3.5 through 3.14, both inclusive, of this
Article III.

  3.3 Death of Participant Following Termination of Employment. Upon the death of a Participant following termination of the Participant's employment with the Ward Group (a "Post-Termination Death"), in the case where that Participant and his or her Permitted Transferees did not previously sell all Shares owned by them, respectively, pursuant to Section 3.1 or Section 3.2:

    (a) each of the Designated Management Optionees shall have an option (exercisable by service of written notice upon such Participant, each of his or her Permitted Transferees, and the Designator, within the 90-day period next following the date on which the Company has notified the Designator that such Participant has died), to purchase all or any portion of the Shares owned by such Participant and each of his or her Permitted Transferees; and

    (b) the Company shall have an option (exercisable by service of written notice upon such Participant's personal representative, each of such Participant's Permitted Transferees, and the Designator, within the 30-day period next following the last day of the 90-day period referred to in paragraph (a)), to purchase all or any portion of the Shares as to which the Designated Management Optionees did not exercise their options to purchase pursuant to paragraph (a);

all in the manner, for the price and on the terms and conditions contained in Sections 3.5 through 3.14, both inclusive, of this Article III.

  3.4 Notice of Death. In order to effectuate the exercise of the options set forth in Section 3.2 in the event of the death of a Participant, the personal representative of the deceased Participant shall give written notice of such Participant's death to the Company within 90 days after the date of such death, regardless of whether such personal representative shall be entitled to exercise any option granted to him or her pursuant to this Article III. Forthwith following the receipt of such notice, the Company shall deliver a copy thereof to the Designator. In the event such notice is not so given by the personal representative of the deceased Participant, the period of time during which the options set forth in Section 3.2 may be exercised shall be extended appropriately. In addition, in order to permit the timely operation of Section
3.3 hereof, the personal representative of a deceased Participant subject to
Section 3.3 shall give written notice of such Participant's death to the Company within 90 days of such death and the Company shall forthwith deliver a copy of such written notice to the Designator.

  3.5 Purchase Price of Shares. The aggregate purchase price ("Purchase Price") of Shares to be purchased pursuant to Section 3.1, 3.2, or 3.3, shall be the following:

    (a) if the product of the Fair Market Value per Share (as defined below) multiplied by the aggregate number of Shares to be purchased is equal to or less than the aggregate Acquisition Price of the Shares to be purchased, then the Purchase Price shall be the product of the Fair Market Value per Share, multiplied by the aggregate number of Shares to be purchased;

    (b) if paragraph (a) is not applicable, subject to paragraph (c) below, the Purchase Price shall be equal to the sum of (x) the product of the Fair Market Value per Share multiplied by the number of

  Vested Shares to be purchased, plus (y) the product of the Acquisition Price multiplied by the number of Shares to be purchased which are not Vested Shares;

    (c) where options are exercised pursuant to Section 3.1 or 3.3 for less than all of the Shares owned by a Participant and his or her Permitted Transferees, in determining the Purchase Price in accordance with paragraph
  (a) or (b), the Shares which are not Vested Shares shall be deemed to have been purchased or sold first; and

    (d) for the sole purpose of computing the Purchase Price in connection with a purchase of Shares pursuant to Section 3.3, in computing that portion of the Purchase Price which is allocable to Shares which are not Vested Shares, the Acquisition Price of each of the Shares which are not Vested Shares shall be increased by a simple interest factor of 8% per annum calculated from the date of termination of employment to the Article III Closing Date, but the Acquisition Price, as so increased, shall not exceed the Fair Market Value per Share on the Article III Closing Date.

  3.6 Manner of Payment. Subject to the provisions of Article IV, the Purchase Price shall be paid in the following manner:

    (a) except as otherwise provided in paragraph (c), an amount equal to 25% of the Purchase Price of all Shares shall be paid in cash on the Article III Closing Date;

    (b) except as otherwise provided in paragraph (c), the balance of the Purchase Price shall be paid in three equal annual installments on the first through third anniversaries, both inclusive, of the Article III Closing Date. The principal amount of the balance of the Purchase Price remaining from time to time unpaid shall bear interest, payable on the same dates as each installment of principal, at a rate per annum equal to the lowest rate of interest which will not result in any portion of the Purchase Price being deemed to be unstated interest or original issue discount under the provisions of the Internal Revenue Code of 1986, as amended. If said provisions are inapplicable for any reason, the interest rate shall be 8% per annum;

    (c) notwithstanding the preceding provisions of this Section 3.6, in the event of a purchase of Shares following the voluntary termination of employment of a Participant with the Ward Group (other than by reason of normal retirement in accordance with the Ward Group's retirement policies), or the termination of employment of such Participant with the Ward Group for Cause, the amount which shall be paid on the Article III Closing Date shall equal 16 2/3% of the Purchase Price, and the balance of the Purchase Price shall be paid in five equal annual installments on the first through fifth anniversaries, both inclusive, of the Article III Closing Date, plus interest, payable on the same dates as each installment of principal, at the rate determined pursuant to paragraph (b); and

    (d) the Purchase Price shall be payable by the Designated Management Optionees and the Company in proportion to their respective purchases of Shares pursuant to this Article III.

  3.7 Notes and Security. The portion of the Purchase Price which has not been paid in cash on the Article III Closing Date shall be evidenced and secured as follows:

    (a) the portion of the Purchase Price which is not paid on the Article III Closing Date shall be evidenced by a non-negotiable secured promissory installment note(s) made by the Company and/or the Designated Management Optionee(s) purchasing Shares (as the case may be). Each such note or notes shall be in a commercially reasonable form of promissory note given to evidence an installment indebtedness, providing for payment of the unpaid balance of the Purchase Price, and interest thereon, all as provided in
  Section 3.6. Each such promissory installment note shall provide for acceleration in the event of non-payment after a reasonable grace period, and shall provide that it may be prepaid at any time or from time to time, in whole or in part, without premium, penalty or notice. All prepayments shall be applied against installments coming due in the inverse order of their maturity. If there is more than one seller of such Shares, a separate note shall be issued to each seller of such Shares. Each promissory note which is made by the Company shall provide that the obligations thereunder are subordinated to the extent provided in, and are subject to the provisions of, Article IV. Each note shall provide that a default under any note made by the party issuing it to a Participant or his or her Permitted Transferees pursuant to this Article III shall be a default under all notes made by that party to such Participant and his or her Permitted Transferees pursuant to this Article III; and

    (b) each note shall be secured, at the option of the purchaser of the Shares, by either (x) a pledge, meeting the requirements of the Illinois Uniform Commercial Code, of a number of the Shares purchased which would have an aggregate value, valued at their purchase price at the time of the pledge (determined in the manner provided in Section 3.5 and in the following sentences), equal to the original principal amount of such note, or (y) a standby letter of credit reasonably satisfactory to the Shareholder whose Shares are being sold. If Shares are to be pledged, for the purposes of determining the type and number thereof, on the Article III Closing Date the Company and the Designated Management Optionees shall be deemed to have made payment in full for a type (Vested Shares or Shares which are not Vested Shares, as the case may be) and number of Shares which would have had an aggregate purchase price (determined as provided herein) equal to the amount so paid, and the Shares which are so deemed to have been paid for in full shall not be subject to the pledge, and only the balance of the Shares shall be subject to the pledge. In determining the value of the Shares which are deemed to have been paid for in full on the
  Article III Closing Date in accordance with the two preceding sentences, Shares which are not Vested Shares shall first be deemed to have been paid for in full, until all of such Shares have been deemed to have been paid for in full. If Shares are to be pledged, at the option of the pledgor, the Shares to be pledged shall be held by an escrowee reasonably satisfactory to the pledgor, pursuant to an Escrow Agreement containing terms and provisions which are reasonably satisfactory to the pledgor.

  3.8 Fair Market Value. The Fair Market Value per Share of Shares purchased pursuant to this Article III shall be determined as follows:

    (a) unless a public market for the Shares exists, the Fair Market Value per Share of each of the Shares shall be based upon the fair market value of the consolidated common equity of the Company for the fiscal year in which the Article III Closing Date occurs, as adjusted herein. Subject to the following provisions, the fair market value of the consolidated common equity of the Company shall be determined annually by the Board of Directors, as of the first day of the then-current fiscal year of the Company, in its reasonable discretion and in good faith, as soon after the commencement of each fiscal year of the Company as possible. In the event the fair market value of the consolidated common equity of the Company, as so determined, would exceed 150% of the consolidated common equity of the Company (determined in accordance with the generally accepted accounting principles applied by the Company) as of the first day of the fiscal year for which the determination is to be made, the affirmative vote of not less than 2/3 of the members of the Board of Directors shall be required in order to determine the amount of the excess. The Board of Directors may in its discretion retain an independent investment banker to make recommendations to the Board of Directors as to the fair market value of the consolidated common equity of the Company. Each such determination shall be effective as of the first day of the then-current fiscal year, and remain in effect with respect to all Article III Closing Dates occurring during that fiscal year; provided, however, that the fair market value of the common equity as so determined by the Board of Directors shall be adjusted by adding:

      (i) an amount equal to the aggregate Fair Market Value per Share at the date of grant for the Shares underlying all Options and Purchase Rights and other options or rights to acquire shares of common stock, in each case, which are outstanding, unexercised and unexpired on the
    Article III Closing Date;

      (ii) the amount of cash and other consideration (including any difference between the Fair Market Value per Share at the date of grant and the exercise price) received or receivable by the Company during the period commencing on the first day of the fiscal year in which the
    Article III Closing Date occurs and ending on the Article III Closing Date (the "Adjustment Period") with respect to any Options, Purchase Rights, or other options or rights to acquire shares of common stock which have been exercised prior to the Article III Closing Date;

      (iii) the aggregate consideration received by the Company for shares of common stock issued during the Adjustment Period and not accounted for in either (i) or (ii) above;

  and by subtracting:

      (iv) the aggregate amount of dividends paid or payable by the Company on its common stock during the Adjustment Period; and

      (v) the aggregate amount paid by the Company to redeem, repurchase or otherwise acquire for consideration shares of its common stock during the Adjustment Period;

  and the said fair market value of the consolidated common equity of the Company, as so adjusted, shall be the fair market value of the consolidated common equity of the Company. The foregoing adjustments shall be made by the Company's chief financial officer, acting reasonably and in good faith and in accordance with the provisions of this Section 3.8. For the first fiscal year of the Company, the parties agree that the fair market value of the consolidated common equity of the Company as of the first day of such first fiscal year shall be $10,000,000. Once the fair market value of the consolidated common equity of the Company has been determined as provided in the foregoing provisions of this paragraph (a), the Fair Market Value per Share of each of the Shares to be purchased pursuant to this Article III shall be determined as follows:

      (vi) the Fair Market Value per Share of each of the Class A Shares shall be the amount determined as follows:

        a. First, at any time when the Fully Diluted Outstanding Amount on the date of determination does not exceed the Series 1 Amount, the fair market value of the consolidated common equity of the Company shall be multiplied by a fraction the numerator of which is the Fully Diluted Outstanding Amount and the denominator of which is the sum of the Fully Diluted Outstanding Amount plus the number of outstanding Class B Shares on the day immediately preceding the
      Article III Closing Date; or

        b. at any time when the Fully Diluted Outstanding Amount on the date of determination exceeds the Series 1 Amount, but the Fully Diluted Non-Series 3 Outstanding Amount does not exceed the Series 1 Amount, the amount which would be determined if the immediately preceding Section 3.8(a)(vi)a. were applicable and the Fully Diluted Outstanding Amount were equal to the Series 1 Amount shall be multiplied by a fraction the numerator of which is the Fully Diluted Outstanding Amount and the denominator of which is the sum of the Series 1 Amount plus fifty percent (50.0%) of the excess of the Fully Diluted Outstanding Amount over the Series 1 Amount on the day immediately preceding the Article III Closing Date; or

        c. at any time when the Fully Diluted Outstanding Amount on the date of determination exceeds the Series 1 Amount (and Section 3.8(a)(vi)b. is not applicable), the amount which would be determined if Section 3.8(a)(vi)a. were applicable and the Fully Diluted Outstanding Amount were equal to the Series 1 Amount shall be multiplied by (x) a fraction, the numerator of which is the Fully Diluted Non-Series 3 Outstanding Amount and the denominator of which is the sum of the Series 1 Amount plus eighty-one point five percent (81.5%) of the excess of the Fully Diluted Non-Series 3 Outstanding Amount over the Series 1 Amount, and multiplied by (y) a fraction the numerator of which is the Fully Diluted Outstanding Amount and the denominator of which is the sum of the Fully Diluted Non-Series 3 Outstanding Amount plus fifty percent (50.0%) of the sum of the number of Series 3 Shares outstanding plus the number of Series 3 Shares subject to purchase pursuant to Options or Purchase Rights outstanding on the day immediately preceding the Article III Closing Date, whether or not such Options or Purchase Rights are exercisable on the day immediately preceding such Article III Closing Date;

        d. Second, the amount determined pursuant to subparagraph a., b. or c., as applicable, shall be divided by the aggregate number of Class A Shares (without distinction as to series) outstanding on the day immediately preceding the Article III Closing Date, with Class A Shares which are subject to purchase pursuant to Options or Purchase Rights outstanding being treated, for the purposes of this subparagraph d., as being outstanding Class A Shares, whether or not such Options or Purchase Rights are exercisable on the day immediately preceding such Article III Closing Date;

    provided, however, that no adjustment to the Fair Market Value per Share of the Class A Shares as calculated as of the first day of the then-current fiscal year shall be required unless such adjustment would result in an increase or a decrease of at least 1% from the amount as so determined as of the beginning of the then-current fiscal year;

      (vii) the Fair Market Value per Share of each of the Class B Shares shall be the amount determined by (x) subtracting from the fair market value of the consolidated common equity of the Company the aggregate Fair Market Value per Share of all of the Class A Shares of all series, as determined pursuant to subparagraph (vi), and (y) dividing the resulting number by the total number of Class B Shares which are outstanding as of the day immediately preceding the Article III Closing Date.

  In the event the Article III Closing Date occurs prior to the date on which the appropriate fair market value of the consolidated common equity of the Company has been determined, the Purchase Price shall initially be determined on the basis of the most recent determination of the fair market value of the consolidated common equity of the Company and shall thereafter be adjusted as soon as the fair market value of the consolidated common equity of the Company for the current fiscal year has been determined. If necessary in order to accomplish any such adjustment, the parties shall immediately substitute new notes and/or exchange cash payments as soon as practicable after the amount of such adjustment is determined, so that the parties are placed in the same positions in which they would have been if the appropriate fair market value of the consolidated common equity of the Company had been known on the Article III Closing Date;

    (b) if a public market for shares of common stock of the Company exists, the Fair Market Value per Share shall be the Average Closing Price of such shares during the period ("Trading Period") consisting of the ten trading days ending on the day immediately preceding the Article III Closing Date. For the purposes of the preceding sentence:

      (i) if such shares are listed on any national securities exchange or traded in the over-the-counter market and included in the NASDAQ National Market System, the Average Closing Price shall be the arithmetic mean of the last sale prices of such shares on each day of the Trading Period on the national securities exchange where such shares are principally traded if such shares are listed for trading on such exchange, or in the over-the-counter market as reported by NASDAQ if such shares are included in the National Market System; and

      (ii) if such shares are traded over-the-counter but are not included in the NASDAQ National Market System, the Average Closing Price shall be the arithmetic mean of the average of the closing bid and asked quotations on each day of the Trading Period.

  3.9 Closing. Subject to the remainder of this Section 3.9 and to Section 4.1, any purchase of Shares pursuant to this Article III shall be consummated ("Article III Closing") at the Company's principal office at 10:00 a.m., prevailing business time, on the 30th day next following the last day on which the last option to purchase or sell such Shares which is granted pursuant to this Article III is exercisable ("Article III Closing Date"), or on such earlier day as designated by the purchaser(s) in the sole discretion of the purchaser(s) upon not less than three days prior notice to the Participant or his or her personal representative, as the case may be, and to the Participant's Permitted Transferees; provided, however, that with respect to any specific Shares which, if the Article III Closing were to occur in accordance with the foregoing, would be acquired by the Company pursuant to this Article III within six months of the date of acquisition (whether through an Award, exercise of an Option or Purchase Right or otherwise) of such Shares from the Company by either of (i) such Participant or (ii) any of such Participant's Permitted Transferees, then the Article III

Closing and the Article III Closing Date with respect to such specific Shares may, at the option of the Company, be postponed until the date which is six months and ten days following the last such acquisition of any of such Shares from the Company by either of (i) such Participant or (ii) any of such Participant's Permitted Transferees. If any of the foregoing dates is a Saturday, Sunday or legal holiday, the Article III Closing shall occur at the same time and place on the next succeeding business day. At the Article III Closing, each person selling Shares shall deliver certificates representing the Shares being purchased, duly endorsed, and each shall furnish such other evidence, including applicable inheritance and estate tax waivers and releases, as may reasonably be necessary to effect the Transfers of Shares. The Company and/or the Designated Management Optionee(s) purchasing Shares shall make the payments, deliver the notes, and effect the pledges, which are set forth in Sections 3.6 and 3.7. In the event that a Designated Management Optionee fails to make the payments, deliver the notes and effect the pledges required by such a Designated Management Optionee (a "Non-Performing DMO") in connection with a purchase of Shares pursuant to Sections 3.2(a) and (b), then, at the election of the seller of such Shares, the Company shall, in place of such Non-Performing DMO, purchase such Shares and make such payments, deliver such notes and effect such pledges (it being understood and agreed that a replacement Designated Management Optionee, rather than the Company, shall be entitled to satisfy such purchase in place of such Non-Performing DMO). In the event that the Company so purchases the Shares which were to be purchased by a Non-Performing DMO, the Company shall be subrogated to the rights of the seller of such Shares with respect to such Non-Performing DMO.

  3.10 Priorities. In the event options to purchase Shares owned by a Participant or a Permitted Transferee shall arise under both Article II and
Article III, as between the provisions of Article II, on the one hand, and
Article III, on the other hand, if on the date on which an option to purchase or sell Shares arises under Article III, any option under Article II has not been exercised, or, if exercised, the purchase to be made pursuant to said exercise has not been closed, the priority of such Articles shall be determined by the Designator, but if the Designator fails to make any such determination by written notice delivered to the Company within 30 days next following the date on which the option or obligation under Article III arose, Article III shall have priority.

  3.11 Failure to Deliver Shares. In the event the Company or any of the Designated Management Optionees exercise one or more options to purchase Shares pursuant to this Article III, or the Company becomes obligated to purchase Shares pursuant to this Article III, and in the event a Participant or Permitted Transferee whose Shares are to be purchased pursuant to this Article III fails to deliver them on the Article III Closing Date, the Company and/or the Designated Management Optionees purchasing Shares may elect at any time from and after the Article III Closing Date to deposit the cash and promissory note(s) representing the Purchase Price with the Company's general counsel ("Escrow Agent"). If the Purchase Price is so deposited within 180 days of the
Article III Closing Date, the deposit shall be deemed to have occurred on the
Article III Closing Date, and if the Purchase Price is deposited after 180 days following the Article III Closing Date, the deposit shall be deemed to have occurred on the actual date of such deposit. In the event the Company and/or said Designated Management Optionees do so, the Shares shall, from the date of such deemed deposit, be deemed for all purposes (including the right to vote and receive payment of dividends) to have been Transferred to the purchasers thereof, the Company or the Voting Trustee (as the case may be) shall issue new certificates representing the Shares to the purchasers thereof, and the certificates registered in the name of the Shareholders obligated to sell them (or the voting trust certificates, as the case may be) shall be deemed to have been cancelled and to represent solely a right to receive payment of the Purchase Price, with interest (if any) earned thereon, from the escrow. If the proceeds of sale have not been claimed by the former Shareholders whose Shares were purchased pursuant to this Article III prior to the third anniversary of the Article III Closing Date, the escrow deposits, and all interest (if any) earned thereon, shall be returned to the respective depositors, and the former Shareholders whose Shares were purchased shall look solely to the purchasers for payment of the Purchase Price. The Escrow Agent shall not be liable for any action or inaction taken by him in good faith, and shall have no liability whatsoever for failure to earn interest (or with respect to the amount of interest earned) on the escrow deposits.

  3.12 Resale of Shares. The Company may resell or redistribute by way of Award, Purchase Right or Option or in any other manner pursuant to the Plan or the Stockholders' Agreement, any Shares repurchased by the Company pursuant to this Article III or Article II. At any time a Voting Trust Agreement is in effect, the party to whom Shares are reissued shall, if not already a party to a Voting Trust Agreement, join in and become a party thereto, the Company shall, on behalf of said party, issue Shares to the Voting Trustee for the benefit of said party, and the Voting Trustee shall issue to said party Voting Trust Certificates constituting an equal number of Shares.

  3.13 Modification of Options. Notwithstanding anything to the contrary contained herein, with respect to any options exercisable pursuant to Sections
3.1 or 3.2 hereof as a result of termination of employment ("Termination") of a person whose short-swing profits with respect to sales of Shares after such Termination as a result of this Article III would be subject to recapture under
Section 16 of the Exchange Act ("Insider"), such options shall arise with respect to each such Insider and his or her Permitted Transferees, only upon the earlier of (i) six months and one day after such Termination or (ii) the date of service of a Transfer Notice by such Insider or Permitted Transferee, as the case may be, on or after the date of such Termination; provided, however, that this Section 3.13 shall not apply to any Insider or Permitted Transferee who, as of the date of such Termination, holds any Shares, with respect to which any option under Article II has not been exercised and has not yet expired, or, if exercised, the purchase of Shares pursuant thereto has not been closed. All time periods contained elsewhere in this Agreement with respect to exercise of options modified pursuant to this Section 3.13 shall be adjusted accordingly in connection with this Section 3.13.

  3.14 Offset of Purchase Price. Notwithstanding anything to the contrary contained herein, in the event that any person selling Shares pursuant to this
Article III is, immediately prior to the Closing, indebted to the Company or any other member of the Ward Group or any Pledgee by virtue of the Line of Credit Program, the MWHC Loan Program or otherwise, then the Company (or any assignee thereof) may pay and satisfy all or a portion of the Purchase Price by forgiving or offsetting such indebtedness, such forgiveness or offset to be in an amount not to exceed the amount of the Purchase Price to be so paid, by causing such indebtedness to be forgiven or offset in an amount not to exceed the amount of the Purchase Price to be so paid or by paying to the holder of such debt on behalf of such seller an amount not to exceed the amount of the Purchase Price to be so paid.

                                   ARTICLE IV

                   Certain Limitations on Purchases of Shares

  4.1 Restrictions on the Company's Right and/or Obligation to Purchase Shares. Notwithstanding anything to the contrary contained herein, the Company: (x) shall have the right to exercise conditionally any option arising under Article III to purchase Shares; (y) shall not be obligated to purchase Shares; and (z) shall not be obligated to make payments with respect to the Purchase Price of Shares it has theretofore purchased; to the extent unconditional exercise of such option, the purchase of such Shares or the making of such a payment, when taken together with all other unconditional exercises of options by the Company, all other purchases by the Company of shares of its Common Stock and the making of all other payments by the Company on account of shares of its Common Stock which the Company has purchased either under these Terms and Conditions or under the Stockholders' Agreement, would result in a violation of one of the Limitations (as herein defined). If this Section 4.1 is applicable, the following shall govern the exercises of such options and the making of such purchases and payments:

    (a) in the event the Company has an option to purchase Shares but, by virtue of the Limitations, is unable to purchase all Shares as to which it desires to exercise its option to purchase, it may unconditionally exercise its option as to the number of Shares which it may purchase without violation of the Limitations, and shall purchase those Shares on the
  Article III Closing Date, and may exercise said option as to the remaining Shares it desires to purchase conditioned upon its being able to do so without violation of the Limitations. In the event the Company is obligated to purchase Shares but is unable, by virtue of the Limitations, to pay the full amount which is payable by the Company on the Article III Closing Date with respect to the Shares which it is obligated to purchase, the Article III Closing shall take place with respect to the purchase of those Shares which the Company is able to purchase without violation of the Limitations;

    (b) with respect to those Shares which the Company was obligated, or conditionally exercised an option, to purchase but was unable, on the
  Article III Closing Date to purchase by virtue of the Limitations, the
  Article III Closing Date shall be extended with respect to such Shares by the period of such inability, but not in excess of one year from the date on which the Article III Closing Date would have occurred with respect to such Shares but for this Section 4.1. If said inability is cured in whole prior to the expiration of said one year period, the Article III Closing shall occur with respect to such Shares on the 30th day after the date on which the inability has been cured. If as of the end of said one year period the inability to purchase such Shares was cured in part, the Article III Closing shall take place with respect to the Shares as to which the inability was cured, on the 30th day after the expiration of said one-year period. If the Article III Closing Date is extended as to any Shares pursuant to this paragraph (b), the Purchase Price of such Shares shall be computed as if the Article III Closing had occurred with respect to such Shares on the date set forth in Section 3.9, without regard to this Section
  4.1 (the "Originally Scheduled Article III Closing Date"). The Purchase Price of such Shares (and interest thereon as herein provided), as so computed, shall be reduced (with reductions applied first to accrued and unpaid interest) by the amount of any cash dividends paid or declared and distributions made or delivered with respect to such Shares, during the period commencing on the Originally Scheduled Article III Closing Date and ending on the actual Article III Closing Date with respect to such Shares, and the portion of such Purchase Price remaining unpaid from time to time shall bear interest for the period commencing on the Originally Scheduled
  Article III Closing Date and ending on the actual Article III Closing Date, at the rate of interest which would be applicable under Section 3.6(b) if the Article III Closing had occurred with respect to such Shares on the Originally Scheduled Article III Closing Date, and shall be payable on the
  Article III Closing Date, and the rate of interest which is payable on the portion of the Purchase Price which is payable in installments pursuant to
  Section 3.6(b) or (c) shall be that rate of interest which would be applicable, by virtue of the application of the provisions of Section 3.6(b) or (c), on the actual Article III Closing Date. To the extent that after the expiration of said one year period, the Company remains unable to purchase any of the Shares which it is otherwise obligated to purchase or has conditionally exercised an option to purchase, the Company shall be relieved of the obligation which it was unable to fulfill, the Company's conditional exercise of its option to purchase such Shares shall terminate, and the Shares which the Company was otherwise obligated, or had conditionally exercised an option, to purchase shall thereafter remain subject to all applicable provisions hereof;

    (c) in applying the foregoing provisions of this Section 4.1, the Shares which are not Vested Shares shall be deemed to have been purchased or sold first;

    (d) if after the Article III Closing the Company is precluded by virtue of the Limitations from making all or any portion of an installment payment on account of the unpaid balance of the Purchase Price, the Company's obligation to make such payment (or portion thereof) shall be tolled until the earlier of the date on which it is no longer precluded from making such payment (or portion thereof) or the first anniversary of the date on which the payment (or portion thereof) was due. During the time in which the Company's obligation is so tolled, interest shall continue to accrue on the payment which was due but not made, but the holder of any note made by the Company which represents the unpaid portion of the Purchase Price of the Shares purchased by the Company shall not take any action to collect the payment due, or to accelerate the maturity of any payments not then due;

    (e) if after the expiration of the period of time in which the Company's obligation has been tolled pursuant to paragraph (d) the Company has not made the payment in full of the total amount then due, the holder of the note made by the Company shall have the right to foreclose the pledge of the Shares pledged by the Company, or draw against the letter of credit provided by the Company, as security therefor. If the holder does so, or takes other legal action to collect on the note, the holder's right to collect the amount owed by the Company to such holder (other than by way of foreclosure of the pledge of Shares pledged as collateral therefor or drawing on the letter of credit furnished by the Company in connection therewith) shall be subordinated to the Company's obligations under its then most junior subordinated debt and all debt which is senior thereto, and such holder's right to enforce its right to collect such amount shall be restricted to the extent of the maximum restriction contained in any of such debt with respect to such enforcement; provided, however, that notwithstanding any subordination provisions which may be contained in the instruments evidencing such debt, the holder of the note shall be entitled to collect the amount owing from the Company on account of the purchase of the Shares to the extent that payment of the amount sought to be collected would not result in a violation of any provisions of the instruments evidencing any debt of the Company which is senior to the holder's note and which permit distributions by, and/or intercompany dividends to, the Company in connection with its repurchases of Shares. For the purposes of the immediately preceding sentence, references to the Company shall be deemed to include references to Ward;

    (f) if any of the Designated Management Optionees shall have exercised options to purchase any of the Shares which are subject to purchase under
  Article III, the Article III Closing shall nonetheless take place with respect to the Shares as to which said options have been exercised, and the provisions of this Section 4.1 shall have no effect on the Shares as to which such options have been exercised, or on the obligations of the Designated Management Optionees with respect to payment of the Purchase Price thereof.

  4.2 Definition of the Limitations. The Limitations shall consist of the following:

    (a) any provision of the law of the Company's state of incorporation which restricts the Company's ability to repurchase its shares of Common Stock or restricts payments on account of the Purchase Price thereof;

    (b) any provision of any material contract to which a member of the Ward Group is a party (including, without limitation, loan agreements), and any provision of any Certificate of Incorporation of the Company or any of its subsidiaries, which would be violated by the Company's repurchase of its shares of Common Stock, the making of payments on account of the Purchase Price thereof, or the payment of intercompany dividends or other distributions or advances to the Company so that it can repurchase shares of its Common Stock or make payments on account of the Purchase Price thereof; and

    (c) the Cash Payments Limitation then in effect.

  4.3 Cash Payments Limitation. Except as otherwise determined by the Board of Directors, the Cash Payments Limitation shall be, with respect to each fiscal year of the Company, equal to the sum of $25,000,000 plus, with respect to a fiscal year, the aggregate proceeds, collected during said fiscal year, of any insurance on the life of a Management Shareholder whose shares of Common Stock are to be purchased pursuant to the Stockholders' Agreement during said fiscal year. To the extent the Cash Payments Limitation restricts the aggregate amount which can be paid by the Company in a fiscal year with respect to repurchases of its shares of Common Stock, obligations of the Company to make payments for purchase of shares of Common Stock (whether under these Terms and Conditions or the Stockholders' Agreement) shall be honored in the order in which they arose.

                                   ARTICLE V

                          Corporate Governance Matters

  5.1 Voting of Shares Held by Participants. At any time in which this Article V of these Terms and Conditions is in effect and a Voting Trust Agreement is not in effect, and, in addition, with respect to any Shares which are owned by Participants or Permitted Transferees which for any reason are not subject to the provisions of a Voting Trust Agreement, on all matters requiring a vote of the Shareholders, all Shares held by Participants and Permitted Transferees shall be voted, (x) as long as Brennan is the owner of any shares of Common Stock and votes any of such shares, in the same manner that Brennan votes such shares of Common Stock with respect to that matter, and (y) if Brennan is no longer the owner of any shares of Common Stock or if Brennan does not vote any of his shares of Common Stock, to effectuate the provisions of, and in accordance with the agreements contained in, this Article V.

  5.2 Election of Directors. Subject to the limitations set forth herein, and in addition to any provisions relating to the election of directors by the holders of Preferred Stock which are contained in the Certificate of Incorporation and/or By-laws of the Company, at all times in which this Article V is in effect, the By-laws of the Company shall provide, and the Participants agree to vote, for the election of a Board of Directors consisting of eleven members, six to be designated by the Designator and five to be designated by GE Capital. The By-laws shall further provide, and the Participants agree, that, disregarding any directors which may be elected by the holders of Preferred Stock pursuant to the provisions of the Company's Certificate of Incorporation:

    (a) Intentionally omitted;

    (b) at such time, if any, as GE Capital and the GE Capital Affiliates shall cease to own, in the aggregate, more than 50% of the shares of Common Stock which GE Capital and the GE Capital Affiliates purchased on June 22, 1988, the number of members of the Board of Directors which the Designator shall have the right to designate shall be increased by one and the number of members of the Board of Directors which GE Capital shall have the right to designate shall be reduced by one; and

    (c) at such time, if any, as GE Capital and the GE Capital Affiliates shall cease to own, in the aggregate, 20% or more of the shares of Common Stock which GE Capital and the GE Capital Affiliates purchased on June 22, 1988, GE Capital shall no longer have the right to designate members of the Board of Directors in accordance with the foregoing provisions of this
  Section 5.2; and the number of directors to be elected shall be reduced to nine, seven to be elected by the holders of Class A Shares, voting as a class, and two to be elected by the holders of Class B Common Stock, voting as a class; provided, however, that as long as that certain Account Purchase Agreement, dated as of June 24, 1988, between Ward and Montgomery Ward Credit Corporation shall be in effect and GE Capital or any GE Capital Affiliate shall own any shares of Class B Common Stock, GE Capital shall have the right to elect one of the two directors to be elected by the holders of Class B Common Stock.

In the event of a vacancy on the Board of Directors, the party who had the right to designate the director whose seat is vacant shall have the right to designate the party who shall fill the vacancy. The party who had the right to designate a director shall also have the right to cause that director to be removed.

  5.3 Recapitalization. In connection with any public offering of Shares (other than pursuant to the Plan or Article III of these Terms and Conditions or the Stockholders' Agreement), the Company shall have the right to cause a recapitalization of the Company to occur, in order to facilitate such public offering. Any such recapitalization, as nearly as possible, shall put the parties in the same relative positions with respect to equity ownership and voting control of the Company in which they were prior to the recapitalization, after taking into account any dilution resulting from outstanding but unexercised Purchase Rights or Options under the Plan. Each of the Participants agrees to vote his or her Shares in favor of any recapitalization of the Company which meets the foregoing requirements, and to treat the shares of stock and other securities issued in such recapitalization as Shares under these Terms and Conditions.

                                   ARTICLE VI

                            Confidential Information

  6.1 No Disclosure of Confidential Information. In consideration of the issuance of Shares to him or her, each Participant individually covenants and agrees that during the time that he or she is employed by the Ward Group, and thereafter following the termination of his or her employment by the Ward Group for any reason whatsoever, he or she will not divulge to persons not employed by the Ward Group or use for his or her own benefit or the benefit of Persons not employed by the Ward Group, any Confidential Information.

  6.2  Limitations on No Disclosure Covenant. For the purposes of Section 6.1:

    (a) information which is at any time Confidential Information shall cease to be such, and each Participant shall thereafter be under no obligations with respect thereto, at such time that:
      (i) it shall be disclosed by the Ward Group to the public; or
      (ii) it shall become known by the public other than by reason of the disclosure thereof in violation of applicable confidentiality agreements; and

    (b) notwithstanding the provisions thereof, nothing contained therein shall be construed to prohibit any Participant from making any disclosure of information, either to his legal counsel in connection with the defense of any claim, under these Terms and Conditions or otherwise, made by any member of the Ward Group, or in connection with the enforcement of any right, under these Terms and Conditions or otherwise, existing in favor of the Participant against any member of the Ward Group, or to any governmental agency to the extent that the Participant is required by law to do so.

  6.3 Return of Documents. Promptly on the termination of his or her employment with the Ward Group for any reason, each Participant (or in the event of his or her death, his or her personal representative) shall return to the Company any and all copies (whether prepared by such Participant or by any member of the Ward Group), of books, records, notes, materials, memoranda and other data pertaining to Confidential Information which are in his or her possession or control at the time of termination of employment. Each Participant acknowledges that he or she does not have, nor can he or she acquire, any property rights or claims to any of such materials or the underlying data.

  6.4 Enforcement. Each Participant agrees and acknowledges that his or her violation or breach of the covenants contained in this Article VI shall cause the Company irreparable injury and, in addition to any other right or remedy available to the Company at law or in equity, the Company shall be entitled to enforcement by court injunction. Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting the Company from also pursuing any other rights, remedies or defenses, for such breach or threatened breach including recovering damages and attorney's fees. In addition to the foregoing, in the event of a breach or violation of this Article VI by a Participant which occurs after the Company and/or the Designated Management Optionees have purchased his or her Shares or the Shares of his or her Permitted Transferees pursuant to Article III, to the extent that the Purchase Price of the Shares purchased exceeds the Purchase Price which would have been paid if his or her employment with the Ward Group had been terminated for Cause by reason of a violation of Section 6.1, the Purchase Price shall be reduced to such latter amount, and if at the time the Purchase Price is so reduced the Participant and his or her Permitted Transferees shall have received payments on account of the Purchase Price which, in the aggregate, exceed the amount to which they would have been entitled by virtue of such reduction, they shall forthwith pay the difference to the purchasers of such Shares. The election of any remedy shall not be construed as a waiver on the part of the Company of any rights it might otherwise have at law or in equity. Said rights and remedies shall be cumulative.

                                  ARTICLE VII

                                General Matters

  7.1 Legend on Certificates. All certificates evidencing Shares (other than certificates of beneficial interest issued by the Voting Trustee under a Voting Trust Agreement) shall bear the following legend:

    "The sale, transfer and encumbrance of the shares represented by this Certificate are subject to certain Terms and Conditions agreed to by the
  Shareholder as of , 19   . A copy of said Terms and Conditions is on file
  in the office of the Secretary of the corporation. No sale or other transfer of the shares represented by this Certificate may be effected except pursuant to provisions of such Terms and Conditions. In addition, the right to vote the shares represented by this Certificate is restricted in the manner provided in said Terms and Conditions. The corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof authorized to be issued by the corporation and the qualifications, limitations or restrictions of such preferences and/or rights."

Upon termination of these Terms and Conditions, certificates for Shares (other than certificates of beneficial interest issued by the Voting Trustee pursuant to a Voting Trust Agreement) may be surrendered to the Company in exchange for new certificates without the foregoing legend.

  7.2 Termination and Amendment of Terms and Conditions. These Terms and Conditions shall be terminated:

    (a) by the written consent of the holders of not less than 66 2/3% of the Shares, subject to the consent of the Company, with the approval of its Board of Directors;

    (b) upon a sale by the Ward Group of all or substantially all of their aggregate assets (other than an intercompany sale within the Ward Group) to a single purchaser or a related group of purchasers in a single transaction or a related series of transactions;

    (c) upon a merger or consolidation of the Company as a result of which the aggregate percentage of ownership of the surviving or resulting entity by Management Shareholders (including, without limitation, the Permitted Transferees (as defined in the Stockholders' Agreement) thereof), GE Capital and GE Capital Affiliates and persons who were GE Capital Affiliates at the time of purchase of shares of Common Stock is less than 50% of their aggregate percentage of ownership of the Company immediately prior to such merger or consolidation; or

    (d) upon a sale, to a single purchaser or a related group of purchasers, in a single transaction or a related series of transactions, of not less than 66 2/3% of the outstanding shares of each class of Common Stock of the Company.

Termination of these Terms and Conditions shall not affect any rights or obligations which arose prior to termination, nor shall it terminate Article
VI. Except as otherwise provided in this Section 7.2, these Terms and Conditions may be amended by the consent of the holders of not less than 66 2/3% of the outstanding Shares, subject to the consent of the Company with the approval of its Board of Directors, but no such amendment shall adversely affect the method of valuation of any Participant's Shares for the purposes of
Article III without his or her specific consent. With respect to Shares subject to a Voting Trust Agreement, the Voting Trustee, and with respect to Shares not subject to a Voting Trust Agreement, the Designator, shall have the power, as attorney in fact, to act for each of the Participants and each Permitted Transferee in connection with termination, or any amendment or restatement, of these Terms and Conditions which has been authorized by the holders of Shares as provided in this Section 7.2. Said power shall be deemed to be coupled with an interest and shall be irrevocable. Notwithstanding the foregoing, any amendment to provisions of Section 5.2 of the Stockholders' Agreement which is adopted as provided in the Stockholders' Agreement shall be deemed to constitute a corresponding amendment to comparable provisions of Section 5.2 of these Terms and Conditions, and, to the extent that there is any conflict between said sections, the terms of the Stockholders' Agreement shall control. "Shares" as used in this
Section 7.2 shall mean Shares subject to Terms and Conditions or Shares (for purposes of clarification, as defined herein and not as defined in the Stockholders' Agreement) subject to the Stockholders' Agreement.

  7.3 Not an Employment Agreement; Termination of Status as a Participant. Nothing contained herein shall be deemed or construed as creating any agreement of employment between a Participant and any member of the Ward Group or a right of a Participant to employment by any member of the Ward Group. From and after the date that a Participant ceases to own any Shares and ceases to hold any Options or Purchase Rights, except for the provisions of Article VI, he shall no longer be deemed to be a Participant for purposes of these Terms and Conditions and all rights he may have hereunder (including, without limitation, the right to exercise any option herein granted) shall terminate. For the purposes of this Section 7.3, a Participant shall be deemed to own all Shares owned by his Permitted Transferees.

  7.4 Notices. All notices required hereunder shall be in writing and shall be deemed served when delivered personally to the person for whom intended or sent by confirmed facsimile, or two days after deposit in the United States Mail, certified mail, return receipt requested, or two days after deposit with a recognized national overnight courier service addressed to the persons for whom intended at the following respective addresses:

  The Company:

  Montgomery Ward Plaza
  Chicago, IL 60671-0042
  Attention: Chairman and Chief Executive Officer

  The Designator:

  c/o The Company
  Montgomery Ward Plaza
  Chicago, IL 60671-0042

  Any Participant, or
  Permitted Transferee,
  as the case may be:
  at the last known address
  of said Participant or
  Permitted Transferee,
  as the case may be,
  as disclosed by the books
  and records of the Company;

  GE Capital:

  260 Long Ridge Road
  Stamford, CT 06902
  Attention: General Manager, Corporate Finance Group

  with a copy to:

  Associate General Counsel, Corporate Finance Group at the same address and/or to such other persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof.

  7.5 Miscellaneous. The use of the singular or plural or masculine, feminine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be.

  7.6 Descriptive Headings. Title headings are for reference purposes only and shall have no interpretative effect.

  7.7 Waivers. No action taken pursuant to any provisions herein, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action. The waiver by any party hereto of a breach of any provision of these Terms and Conditions shall not operate or be construed as waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder. The preceding sentence shall not apply to the failure of a party to exercise a specific option granted to that party pursuant to the terms hereof within the period of time provided herein. Any waiver shall be in writing, signed by the waiving party.

  7.8 Binding Effect; Enforcement. These Terms and Conditions shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and permitted assigns. Each Participant and each of his or her Permitted Transferees agrees and acknowledges that its breach of any of the provisions contained herein would cause irreparable injury and that monetary damages would be inadequate. Accordingly, each Participant and each of his or her Permitted Transferees agrees that, in addition to all other legal rights and remedies, the aggrieved party shall be entitled to specific performance of the rights granted to it hereunder.

  7.9 Applicable Law. These Terms and Conditions shall be governed as to validity, construction and in all other respects by the internal laws of the State of Delaware.

  7.10 Severability. The invalidity of any provision hereof or portion of a provision shall not affect the validity of any other provision or the remaining portion of the applicable provision.

  7.11 Resolution of Certain Ambiguities and Conflicts. In the event of any ambiguity or conflict in these Terms and Conditions (i) with respect to whether any particular Shares constitute Vested Shares, (ii) the Percentage of Vesting applicable thereto, or (iii) the application of the provisions of Article III to any particular Participant and his or her Permitted Transferees, the ambiguity or conflict shall be resolved by the Designator in his sole discretion.

  7.12 Authority to Give Consents, Approvals. etc. As long as a Voting Trust Agreement shall be in effect, any votes, approvals, waivers or consents of Shareholders whose Shares are subject to such Voting Trust Agreement shall be made by the Voting Trustee, rather than the beneficial owners of such Shares, except that for the purposes of Section 7.2 (a), the beneficial owner of such Shares rather than the Voting Trustee, shall be the person to give such approval, waiver or consent.

  IN WITNESS WHEREOF, the undersigned Participant agrees to and has executed
these Terms and Conditions as of the        day of            , 19  .

                                          PARTICIPANT:

                                          -------------------------------------
                                                        signature

                                          -------------------------------------
                                                      printed name

                                          -------------------------------------
                                                     street address

                                          -------------------------------------
                                                  city, state, zip code

Accepted and agreed to:

MONTGOMERY WARD HOLDING CORP.


By: _________________________________